EXHIBIT 4.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated November 17, 2023 with respect to the statements of condition including the related portfolio schedules of Dividend Sustainability Strategic Opportunity Portfolio 2023-4, Global High Dividend Portfolio 2023-4 and Turnaround Strategy Portfolio 2023-4 (included in Invesco Unit Trusts, Series 2230) as of November 17, 2023 contained in Amendment No. 1 to the Registration Statement on Form S-6 (File No. 333-274470) and Prospectus. We consent to the use of the aforementioned report in this Registration Statement and Prospectus and to the use of our name as it appears under the caption “Other Matters-Independent Registered Public Accounting Firm”.

/s/ GRANT THORNTON LLP

New York, New York
November 17, 2023